New Hampshire Thrift Bancshares, Inc. Announces Earnings for First Quarter

NEWPORT, NH -- (Marketwire - April 12, 2010) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the Bank), today reported consolidated net income for the quarter ended March 31, 2010 of $1,721,497, or $0.28 per common share (fully diluted), compared to $1,332,152, or $0.21 per common share (fully diluted), for the quarter ended March 31, 2009, an increase of $389,345, or 29.23%. The Company's returns on average assets and equity for the quarter ended March 31, 2010 were 0.71% and 7.74%, respectively, compared to 0.61% and 6.47%, respectively, for the same period in 2009.

The increase of $389,345 in net income for the quarter ended March 31, 2010 was primarily due to an increase of $1,002,183, or 15.24%, in net interest and dividend income. Noninterest income decreased $648,449, or 22.87%, for the quarter ended March 31, 2010, which includes the net gain on sales and calls of securities of $216,768 and the net gain on the sales of loans of $319,056, that decreased $636,030 and $141,554, respectively, compared to the same period in 2009. For the quarter ended March 31, 2010, noninterest expense increased $407,715, or 7.16%. The Bank's interest rate margin increased to 3.53% at March 31, 2010 from 3.47% at March 31, 2009. Loan production for the quarter ended March 31, 2010 totaled $65,849,984 compared to $77,240,580 for the quarter ended March 31, 2009, a decrease of $11,390,596, or 14.75%.

Total assets amounted to $938,665,137 at March 31, 2010, compared to $866,755,499 at March 31, 2009. Net loans held in portfolio increased $6,451,537 to $628,864,219 at March 31, 2010, from $622,412,882 at March 31, 2009. The allowance for loan losses increased $3,458,780 to $10,397,191 at March 31, 2010, from $6,938,411 at March 31, 2009. Non-performing loans as a percentage of total loans amounted to 1.49% at March 31, 2010 compared to 1.22% at March 31, 2009. Total deposits increased $48,342,443, or 7.39%, to $702,872,705 at March 31, 2010 from $654,530,262 at March 31, 2009. Advances from the Federal Home Loan Bank (FHLB) increased by $24,757,682, or 34.77%, from $71,201,679 at March 31, 2009 to $95,959,361 at March 31, 2010.

Stockholders' equity of $89,184,934 resulted in a book value of $13.70 per common share at March 31, 2010 based on 5,771,772 shares of common stock outstanding at March 31, 2010, an increase of $0.79 per share from a year ago. As previously announced, a regular quarterly dividend of $.13 per share is payable on April 30, 2010 to stockholders of record of April 23, 2010. The Bank remains well-capitalized with a Tier I Capital ratio of 8.46% at March 31, 2010.

The Company's Annual Meeting of Stockholders will be held on May 13, 2010 at 10:00 a.m. in the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

            New Hampshire Thrift Bancshares, Inc.
                Selected Financial Highlights

                                                   Three Months Ended
                                                3/31/2010      3/31/2009
                                              -------------- --------------
Interest and Dividend Income                  $   10,027,120 $    9,892,128
Interest Expense                                   2,449,294      3,316,485
Net Interest and Dividend Income                   7,577,826      6,575,643
Provision for Loan Losses                          1,014,000      1,765,000
Noninterest Income                                 2,186,454      2,834,903
Noninterest Expense                                6,102,241      5,694,526
Net Income                                    $    1,721,497 $    1,332,152
Net Income Available to Common Stockholders   $    1,594,045 $    1,226,738
Earnings Per Common Share, basic              $         0.28 $         0.21
Earnings Per Common Share, assuming
 dilution (1)                                 $         0.28 $         0.21
Dividends Declared                            $         0.13 $         0.13

                                              As of 3/31/10  As of 3/31/09
                                              -------------  -------------
Total Assets                                  $ 938,665,137  $ 866,755,499
Loans receivable, net                           628,864,219    622,412,882
Securities                                      214,478,043    122,501,835
Total Deposits                                  702,872,705    654,530,262
Federal Home Loan Bank Advances                  95,959,361     71,201,679
Subordinated Debentures                          20,620,000     20,620,000
Stockholders' Equity                             89,184,933     84,310,834
Book Value of Common Shares Outstanding       $       13.70  $       12.91
Tier I Core Capital to Assets                          8.46%          8.97%
Common Shares Outstanding                         5,771,772      5,747,772
Return on Average Assets                               0.71%          0.61%
Return on Average Equity                               7.74%          6.47%
Non-performing Loans as a % of Total Loans             1.49%          1.22%

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886